Exhibit 10.1a

Amendment to the asset purchase agreement of the transfer of the business operation “Periscope” dated of 25th May 2016

This following statement of the asset purchase agreement of the transfer of the business operation “Periscope” dated of 25th May 2016 shall be clarified by this amendment:

Facts:

ROB Cemtrex Assets UG i. G. is named as “Purchaser” and ROB Cemtrex Automotive GmbH i. G. is named as “Transferee EMS” in the sense of this agreement.

It is stated that the “Purchaser” will acquire the inventory (raw, semi + finished goods) and the claim for return of goods of the prepayments and down payments which have been made by Periscope and where no deliveries took place before the transaction date as ruled in the above mentioned agreement on page five in Section B § 3 Working Capital / Inventory (including the subtopics a-c).

Clarification

At the moment of signing this agreement all parties involved were clear that in case of the Section B § 3 Working capital / inventory not the “Purchaser” will acquire the material and claim for return of goods, but the “Transferee EMS” was subject to acquire it.

Therefore it is agreed that the inventory and the claim of return of goods have been sold to ROB Cemtrex Automotive GmbH i. G. solely.

Signed on: November 23, 2017

/s/ Sandra Bitter

Sandra Bitter as insolvency administrator on the assets of Periscope GmbH

/s/ Saagar Govil

Saagar Govil as CEO of ROB Cemtrex Asset UG & ROB Cemtrex Automotive GmbH